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                                                                    EXHIBIT 99.9

                               AMENDMENT NO. 8 TO
                      PROFIT SHARING PLAN FOR EMPLOYEES OF
               TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
                        RESTATED EFFECTIVE APRIL 1, 1999

         WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the "Company"), has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE APRIL 1, 1999 (the "Plan"); and

         WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan in certain respects as hereinafter provided;

         NOW, THEREFORE, the Plan is hereby amended by inserting immediately after Section 3.10 thereof the following new Sections 3.11 and 3.12:

"3.11    Special Rules for Employees of Southern Star Concrete, Inc.

         Notwithstanding any provision to the contrary herein contained, any Employee who immediately prior to January 9, 2004 was employed by Southern Star Concrete, Inc. shall be eligible to become a Participant in the Plan on January 9, 2004."

"3.12    Adoption of Special Rules In Connection With Future Acquisitions

         The Profit Sharing Committee shall have the right, from time to time, to adopt additional special rules governing the Participation of individuals who become Employees by reason of acquisitions by one or more Employers occurring after January 9, 2004; provided that any rules so adopted shall not violate the provisions of Section 401(a)(4) or (5) of the Code or otherwise jeopardize the tax-qualified status of the Plan and Trust; provided further, that such rules shall be set forth in the minutes of the Committee meeting authorizing such adoption and shall be attached to the Plan as a separate Appendix."

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         IN WITNESS HEREOF, the Company has caused this instrument to be executed in its name and on its behalf this 9 day of January, 2004, effective as of January 9, 2004. TRINITY INDUSTRIES, INC.

                                        By: Andrea F. Cowan
                                        ----------------------------------------

                                        Title: Vice President

ATTEST:

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